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FOR IMMEDIATE RELEASE                                              EXHIBIT 99.1



               CONTACTS:

               Jerome Galant                           Karin Wacaser
               Chief Financial Officer                 Corporate Communications
               Pegasus Systems, Inc.                   Pegasus Systems, Inc.
               (214) 528-5656                          (214) 523-0129
               jerryg@thisco.com                       karinw@thisco.com

PEGASUS SYSTEMS' BOARD OF DIRECTORS AUTHORIZES STOCK REPURCHASE AND STOCKHOLDER PROTECTION PLAN

DALLAS -- SEPTEMBER 28, 1998 -- Pegasus Systems, Inc. (Nasdaq: PEGS) today announced its Board of Directors authorized the repurchase of shares of the Company's common stock from time to time in an aggregate amount of up to $6 million. The Board also authorized the activation of a stockholder protection plan designed to assure all Pegasus Systems stockholders receive fair and equal treatment in the potentiality of any takeover attempt.

As of June 30, 1998, Pegasus Systems had 10,505,985 shares of common stock outstanding. The Pegasus purchases may be made on the open market, in privately negotiated transactions or otherwise, depending upon market conditions, share availability and other factors. Shares repurchased may be reserved for later reissue in connection with employee benefit plans, a potential exercise of existing warrants to purchase shares of the Company's common stock and other general corporate purposes.

"The Board of Directors believes the current valuation of Pegasus Systems' common shares makes the stock a solid investment and represents an attractive opportunity to enhance long-term shareholder value," said John F. Davis III, Pegasus Systems' chief executive officer. "The buyback authorization expresses our confidence in the Company's strategic plan for future growth and sound business fundamentals.

"Additionally, the rights issued under our stockholder plan are intended to enable all Pegasus Systems stockholders to realize the long-term value of their investment in the Company. Although the rights do not prevent a takeover, they should encourage anyone seeking to acquire Pegasus Systems Inc. to negotiate with the Board prior to attempting such a takeover. The rights also guard against partial tender offers and other abusive tactics," Davis continued. "At this time, we are not aware of any takeover attempt."

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Pegasus Systems Stock Repurchase/Stockholder Protection Plan  - Page 2



An overview of the Pegasus Systems stockholder protection plan is attached.

This news release contains statements relating to future results, which are forward-looking statements regarding future events and the future financial performance of the company. Actual results may differ materially from those projected as a result of certain risks and uncertainties detailed in the Company's periodic reports and registration statement filed with the Securities and Exchange Commission, including without limitation the Form 10-K for the 1997 fiscal year of Pegasus Systems.

ABOUT PEGASUS SYSTEMS, INC.

Pegasus Systems, Inc. provides global electronic commerce and transaction processing solutions to hotels, travel agencies, meetings and convention planners, corporate travel departments and Internet businesses around the world via its services that include: THISCO(TM), HCC(TM), TravelWeb(R), NetBooker(TM) and Pegasus IQ(TM). The Company's THISCO, TravelWeb and NetBooker hotel room reservation services improve the efficiency and effectiveness of the reservation process by enabling travel agents and individual travelers to electronically access hotel room inventory information and conduct reservation transactions. The Company's HCC service, the global leader in hotel commission payment processing, improves the efficiency and effectiveness of the commission payment process for participating hotels and travel agencies by consolidating payments and providing comprehensive transaction reports. Pegasus Systems' new Pegasus IQ unit will provide data mining services for the hotel industry. Pegasus Systems has its headquarters in Dallas, Texas and offices in Rockville, Maryland and London, England. The company's stock is traded on the Nasdaq National Market under the symbol PEGS.

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PEGASUS SYSTEMS STOCKHOLDER PROTECTION PLAN OVERVIEW

ADOPTED September 28, 1998

The Board of Directors of Pegasus Systems, Inc. (the "Company") has declared a dividend distribution of one preferred stock purchase right for each outstanding share of the Company's common stock. Each right will entitle stockholders to buy one one-thousandth of a share of the Company's Series A Preferred Stock for each share of the Company's common stock held, at a price of $90.00. The rights will be exercisable only if a person or group of affiliated or associated persons acquires, or has announced the intent to acquire, 20% or more of the Company's common stock.

The rights will provide for protection against self-dealing transactions by a control stockholder. In case of acquisition through a merger or other business combination, the rights will entitle holders to purchase a number of the acquiring company's common shares having the market value at that time of twice the rights exercise price. In the event of the acquisition or the announcement of the intention to acquire 20% or more of the Company's common stock, rights holders may, upon exercise, receive the Company's common shares having a market value of two times the exercise price of the rights. Under similar circumstances, the Board of Directors may exchange each right for shares of the Company's common stock at an exchange ratio of one half the number of shares of common stock (or in certain circumstances preferred stock) for which a right is exercisable immediately prior to the time of the Company's decision to exchange the rights.

The rights plan will not prevent tender offers or other takeover attempts. However, it will enable stockholders to realize the long-term value of the Company's common stock in the event of a takeover. It is the Company's belief that the plan will cause anyone contemplating a takeover of the Company to first discuss its plans with the Board of Directors.

The Company is entitled to redeem the rights in whole, but not in part, at a price of $.01 per right at any time prior to the acquisition of 20% or more of the Company's common stock.

The dividend distribution will be made to stockholders of record on October 13, 1998. The rights will be evidenced by, and transferred with, the Company's common stock certificates until such time as the acquisition of, or the announcement of the intention to acquire, 20% or more of the Company's common stock. If either event were to occur, separate rights certificates would be mailed to stockholders as soon as practicable.

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